Exhibit 99.1

WALKER FINANCIAL CORPORATION ANNOUNCES RECORD REVENUES FOR THE THIRD QUARTER, 2006 INCREASING 71% OVER THE PRIOR YEAR.

GARDEN CITY, N.Y. November 30, 2006 -- Walker Financial Corporation ("Walker) (OTC BB:WLKF.OB - News), a marketer of health insurance for the underinsured population announced that unaudited results for the third quarter ending September 30, 2006 indicate that the Company had record revenues of $ 146,176 which represents a 71% increase over revenues for the third quarter ending September 30, 2005 of $ 85,490. Revenues increased for the nine months ended
September  30,  2006  to  $  316,782  from  $  242,583 for the nine months ended
September  30,  2005  which  represents  a  31%  increase.

Additionally our loss narrowed to $.01 per basic and diluted net loss per common share for the period ended September 30, 2006 compared to $ .02 per basic and diluted net loss per common shares for the period ended September 30, 2005.

Mitchell Segal, President of Walker, stated that "We are happy with our initial results from the sale of health insurance over the telephone and internet. We expect our sales to grow at a significant rate in the coming months as we continue to hire additional licensed sales representatives."

About  Walker  Financial  Corporation

Walker Financial is focusing its efforts on the marketing of financial products and services that benefit the baby boomer, senior and minority populations. Through its licensed subsidiary NPI Agency, Inc., Walker earns insurance commissions on the sale of various insurance products. Through its subsidiary American DataSource (``ADS''), the Company is engaged in the business of providing a complete line of administrative services for trust accounts.

Statements in this press release that are not strictly historical are ``forward-looking'' statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the company's products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the company's dependence upon third-party suppliers, and other risks detailed from time to time in the Company's Form 10-Q, Form 10-K, Form SB-2A and other regularly filed reports.

Contact:

Walker  Financial  Corporation
Mitchell  Segal
516-832-7000
msegal@walkerfinancialcorp.com

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